                                                                     EXHIBIT 5.1

                      [Letterhead of Irell & Manella LLP]


                               November 12, 1997



Mattel, Inc.
333 Continental Boulevard
El Segundo, California  90245-5022

     Re:  Series C Medium-Term Notes of Mattel, Inc.
          ------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Mattel, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (No. 333-38625), as amended by pre-effective amendment number 1 ("Amendment Number One") (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of up to $350,000,000 (exclusive of the unissued securities under the Company's registration statement on Form S-3, dated February 29, 1996, which securities may be issued under the Registration Statement in reliance on Rule 429 under the Act) (or the equivalent thereof in one or more foreign currencies or composite currencies) aggregate initial offering price of an indeterminate amount of various Securities (as defined in the Registration Statement). The Registration Statement was initially filed with the Securities and Exchange Commission (the "Commission") on October 24, 1997, was amended by Amendment Number One filed November 10, 1997 and was declared effective by the Commission on November 12, 1997, having the effect of qualifying the indenture dated as of February 15, 1996 (the "Indenture") between the Company and Chase Trust Company of California (formerly Chemical Trust Company of California), as trustee (the "Trustee"), under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Pursuant to the Indenture, the Company may issue up to $350,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) in aggregate principal
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Mattel, Inc.
November 12, 1997
Page 2



amount of its Series C Medium-Term Notes (the "Notes"). The Notes will be offered on a continuing basis pursuant to Rule 415 under the Act by the Prospectus dated November 12, 1997 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement dated November 12, 1997 (the "Supplement" and, together with the Basic Prospectus, the "Prospectus"). The Prospectus will be further supplemented by pricing supplements, each of which will be dated approximately as of the date of sale of particular Notes and will furnish information as to the specific terms thereof.

     For purposes of this opinion, we have reviewed such corporate records, agreements and other instruments, and certificates of public officials, and have considered such questions of law, as we deemed necessary or appropriate for the purposes of this opinion.

     On the basis of the foregoing and in reliance thereon, we are of the opinion that the issuance and sale of Notes have been duly authorized and, when the final terms of a particular Note and of its issuance and sale have been duly established in accordance with the provisions of the Indenture and when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof in the manner provided in the Distribution Agreement dated November 12, 1997 between the Company and, as Agents, Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation, the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     With respect to the opinions rendered above relating to enforceability of the Notes:

     (i) such opinions are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally; (b) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; (c) certain rights, remedies and waivers contained in the Indenture or the Notes may be limited or rendered ineffective by applicable California laws or judicial decisions governing such
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Mattel, Inc.
November 12, 1997
Page 3



provisions, but such laws or judicial decisions do not render the Indenture or the Notes invalid or unenforceable as a whole; and (d) applicable California laws or judicial decisions may require that a judgment for money damages rendered in the United States be expressed in United States dollars;

     (ii) we express no opinion with respect to (a) the enforceability of the waiver of rights or defenses contained in Section 4.4 of the Indenture or (b) whether acceleration of any Notes that may have been sold for less than the full face amount thereof may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon; and

     (iii) in rendering the opinions, we have assumed that the interest rates on the Notes at the time of their determination will not exceed the maximum rate permitted under the usury laws of the State of California.

     To the extent the obligations of the Company under the Indenture and with respect to the Notes may be dependent upon such matters, we assume for purposes of the opinions rendered above that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that, with respect to acting as a trustee under the Indenture, the Trustee is generally in compliance with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     Please be advised that we are licensed to practice law only in the State of California. We express no opinion as to the law of any jurisdiction other than the laws of the State of California, the corporate law of the State of Delaware and the United States federal laws.

     This opinion is being rendered as of the date hereof and we assume no obligations whatsoever to modify or update this
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Mattel, Inc.
November 12, 1997
Page 4



opinion subsequent to the date hereof, or to correct this opinion to the extent it may be rendered inaccurate as a result of facts, circumstances or laws not in existence on the date hereof.

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K, event date November 12, 1997.

                              Sincerely,


                              /s/Irell & Manella LLP
                              Irell & Manella LLP


BDO:cl